Exhibit 99.2

FOR IMMEDIATE RELEASE	JUNE 27, 2007

For LSI:	For Magnum Semiconductor:
Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Mark Singer
610-712-5471	408-945-3806
sujal.shah@lsi.com	mark.singer@magnumsemi.com

Media Relations Contact:
Robert Guenther
610-712-1514
robert.guenther@lsi.com
MAGNUM SEMICONDUCTOR AGREES TO ACQUIRE LSI CONSUMER
PRODUCTS BUSINESS
MILPITAS, Calif., June 27, 2007 — LSI Corporation (NYSE: LSI) and Magnum Semiconductor, Inc. announced today that they have entered into a definitive agreement under which Magnum will acquire the LSI consumer products business in a transaction to be funded by private equity investment.
The combination of each company’s consumer products portfolio is expected to allow Magnum to strengthen its position as a leading provider of chips, software and platforms for consumer entertainment systems. The sale of the consumer products business will enable LSI to focus its investments on its businesses in the storage, networking and mobility market segments. The transaction is expected to close in the third quarter and is not subject to regulatory approval. Financial terms are not being disclosed.
Jack Guedj, president and CEO of Magnum Semiconductor, said, “By taking this step we bring in people, talent and products that will accelerate our revenue ramp and our R&D efforts. Magnum now becomes one of the leaders in audio/video chips and software for the consumer electronics market. We also gain access to the market for professional broadcast solutions that deliver content to consumers.”
With this transaction, Magnum Semiconductor strengthens the company’s existing DVD, digital TV and digital entertainment center solutions while also adding MPEG-2 and H.264 high-definition media processing and low-power 3D graphics products to its portfolio. “Combining Magnum Semiconductor and the LSI consumer products business enhances and expands the products and services we offer to consumer electronics manufacturers worldwide,” Guedj said.
Abhi Talwalkar, LSI president and CEO, said, “After exploring a full range of strategic options, we have determined that the best opportunity for the long term success of our consumer products business is an external one. The combination of both companies’ strong product portfolios, together with strong backing from top-tier private equity firms and a solid technical and management team will position Magnum to achieve scale and success in the consumer electronics market.”
The definitive agreement is the result of an ongoing strategic review within LSI of its business portfolio following its merger with Agere Systems on April 2, 2007.
Under the terms of the agreement, Magnum will purchase the LSI DoMiNo®, Domino[X]™ and Zevio™ architectures, products and related IP of the LSI consumer products business. Additionally, Magnum will offer employment to a significant number of LSI employees associated with the business. The two companies will also work together to seamlessly transition the business to continue to offer customers the highest quality products, services and support.
Forward Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For additional information, see the documents filed by LSI with the SEC, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K, 10-Q, and 8-K. LSI disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
About the LSI Consumer Products Group
The LSI Consumer Products Group provides innovative digital media processing and silicon solutions to industry-leading, worldwide consumer electronics manufacturers including LG, Philips, and Motorola. The division offers a complete line of products for DVD recorder, HD set-top box, etoy/edutainment, PND and professional video production/broadcasting devices which enable solutions that deliver entertainment into and throughout the Digital Home.
About LSI
LSI Corporation (NYSE: LSI) is a leading provider of innovative silicon, systems and software technologies that enable products which seamlessly bring people, information and digital content together. The company offers a broad portfolio of capabilities and services including custom and standard product ICs, adapters, systems and software that are trusted by the world’s best known brands to power leading solutions in the Storage, Networking and Mobility markets. More information is available at www.lsi.com.
About Magnum Semiconductor
Magnum Semiconductor is a premier provider of chips, software and reference platforms for recording, viewing and managing high-quality audio/video content. Magnum Semiconductor is a privately held corporation backed by August Capital, KTB Ventures, Investcorp Technology Partners, Investor Growth Capital, and WK Technology Fund with headquarters in Milpitas, California, and sales and engineering offices in Korea, Taiwan, Japan and China. Further information is available at www.magnumsemi.com.
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Editor’s Notes:
1.	All LSI news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.
2.	LSI, the LSI logo design, DoMiNo, Domino[X], and Zevio are trademarks or registered trademarks of LSI Corporation.